Exhibit 3(i)(a)


                                 STATE OF NEVADA
                                                                       Filed By:
                                                                      Receipt #:

              CERTIFICATE OF AMENDMENT OF ARTICLES OF NCORPORATION
                         For Profit Nevada Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              (Remit in Duplicate)

1.   Name of Corporation:

                                    TMA, Inc.
                           4729 Lomas Sante Fe Street
                          Las Vegas, Nevada 89147-6028

2.   The articles have been amended as follows:

     First Article. The name of the corporation shall be changed from TMA, Inc.
                    to Nevada Holding Group, Inc.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

                                 54.00% in favor
                                 46.00% didn't vote

4.   Signatures:

     /s/ Melanie S. Meinders                 /s/ Charles E. Jordan, Sr.
     -----------------------------           -----------------------------------
     Melanie S. Meinders                     Charles E. Jordan, Sr.
     President                               Secretary